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                                  EXHIBIT 12
                      FERRO CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES


                                             MARCH             MARCH
(Dollars in Thousands)                       1995              1994
                                            ------             ------
Earnings:
  Pre-Tax Income                            21,403             18,220
  Add: Fixed Charges                         3,487              3,312
  Less: Interest Capitalization               (211)              (245)
                                            ------             ------

              Total Earnings                24 679             21,287
                                            ======             ======

Fixed Charges:
  Interest Expense                           3,076              2,867
  Interest Capitalization                      211                245
  Interest Portion of Rental Expense           200                200
                                            ------             ------

          Total Fixed Charges                3,487              3,312
                                            ======             ======

             Total Earnings                 24,679             21,287

Divided By:
          Total Fixed Charges                3,487              3,312
                                            ------             ------

                   Ratio                      7.08               6.43


Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense are conservative estimates based on actual amounts from prior years.


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